UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AEON Biopharma, Inc.

(Name of Registrant as Specified in its Charter)

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PRESS RELEASE

AEON Biopharma Announces Fundraise Totaling Up to ~$22 Million through Private Placement and Proposed Exchange of Daewoong Convertible Notes

- Combined transactions will strengthen balance sheet and reduce outstanding debt by more than 90% -

- $6 million PIPE financing with potential for over $7 million of additional capital via cash-exercise warrants -

- Daewoong has entered binding term sheet for exchange of $15 million of notes plus accrued interest into equity, $1.5 million new note due 2030 and 8 million cash-exercise warrants totaling over $8M of potential proceeds -

- Transactions expected to support uninterrupted advancement of AEON’s ABP-450 biosimilar program following positive analytical data submitted to FDA –

IRVINE, Calif., November 13, 2025 – AEON Biopharma, Inc. (“AEON” or the “Company”) (NYSE American: AEON), a biopharmaceutical company seeking accelerated and full-label U.S. market entry by developing ABP-450 (prabotulinumtoxinA) as a BOTOX® (onabotulinumtoxinA) biosimilar, today announced two complementary transactions totaling up to ~$22 million in potential proceeds that will collectively transform the Company’s balance sheet, eliminate nearly all outstanding debt, and provide capital to accelerate program execution ahead of AEON’s upcoming FDA Type 2a meeting.

“Together, these two transactions mark a turning point for AEON, enabling the elimination of nearly all outstanding debt, strengthening our balance sheet, and accelerating our ABP-450 biosimilar program,” said Rob Bancroft, President & Chief Executive Officer of AEON. “The continued commitment of our investors and Daewoong, our strategic partner, has been instrumental in driving today’s change. With positive analytical data now submitted to the FDA and in anticipation of alignment with the FDA coming from our scheduled Type 2a meeting, AEON enters the next phase of its biosimilar development with strong alignment and a clear path toward value creation. The proceeds from today’s PIPE financing, excluding any potential warrant exercise, extends our cash runway into the second quarter of 2026, and through the receipt of the FDA Type 2a meeting minutes.”

$6 Million PIPE Financing with Potential to Raise Over $7 Million in Additional Capital

AEON entered into a securities purchase agreement for a private placement (“PIPE”) with two existing investors providing for: (i) the sale of 6,581,829 shares of the Company’s Class A common stock (or pre-funded warrants in lieu of shares) at a price per share of $0.9116, for total gross proceeds of $6 million; (ii) five-year warrants to purchase up to 6,581,829 shares of Class A common stock at an exercise price of $1.094 per share (the “PIPE Warrants”); and (iii) the investors’ rights to receive anti-dilutive warrants following the exchange of the Daewoong notes, for a number of shares not to exceed 6,581,829 shares (the “anti-dilutive Warrants”).

The first closing of the PIPE is expected to occur in November 2025, subject to the satisfaction of customary closing conditions, and result in $1.79 million in gross proceeds to AEON. The second closing of the PIPE will be subject to stockholder approval, the closing of the exchange of the Daewoong notes, and other customary closing conditions. The PIPE Warrants and anti-dilutive Warrants will be issued only at the second closing.

Proceeds from the financing will enable uninterrupted execution of AEON’s analytical program and are expected to accelerate biosimilar development by up to six months.

Daewoong Convertible Note Exchange

AEON and Daewoong Pharmaceutical (“Daewoong”) have entered into a binding term sheet contemplating the exchange (the “Exchange”) of $15 million of existing convertible note principal plus accrued interest for an estimated 23,103,694 shares of AEON common stock (or pre-funded warrants in lieu of shares), a $1.5 million new convertible note due 2030, and 8 million cash-exercise warrants on the same terms as the PIPE Warrants, representing over $8 million in potential additional cash proceeds to AEON. The parties expect to enter into definitive documentation for the Exchange in the coming weeks. The consummation of the Exchange will be subject to stockholder approval.

The Exchange will result in the elimination of more than 90% of AEON’s outstanding debt, strengthening of Daewoong’s long-term strategic alignment with the Company and transformation of AEON’s capital structure.

About the U.S. Biosimilar Pathway

The U.S. Food and Drug Administration (“FDA”) regulates biosimilars under the Public Health Service Act’s 351(k) pathway, which require developers to demonstrate that a proposed product is highly similar to an approved reference biologic with no clinically meaningful differences in safety, purity, or potency. Analytical similarity is the scientific foundation of this process, representing the most critical and data-intensive phase of development. Once analytical comparability across key quality attributes is established, subsequent FDA interactions focus on confirming whether any residual uncertainty requires limited clinical evaluation.

About AEON Biopharma

AEON Biopharma is a biopharmaceutical company seeking accelerated and full-label access to the U.S. therapeutic neurotoxin market via biosimilarity to BOTOX®. The U.S. therapeutic neurotoxin market exceeds $3.0 billion annually, representing a major opportunity for biosimilar entry.  The Company’s lead asset is ABP-450 for debilitating medical conditions. ABP-450 is the same botulinum toxin complex currently approved and marketed for cosmetic indications by Evolus, Inc. under the name Jeuveau®. ABP-450 is manufactured by Daewoong Pharmaceutical in compliance with current Good Manufacturing Practice, or cGMP, in a facility that has been approved by the U.S. Food and Drug Administration, Health Canada, and European Medicines Agency. The product is approved as a biosimilar in India, Mexico, and the Philippines. AEON has exclusive development and distribution rights for therapeutic indications of

ABP-450 in the United States, Canada, the European Union, the United Kingdom, and certain other international territories. To learn more about AEON, visit www.aeonbiopharma.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events or AEON’s future financial or operating performance. For example, statements regarding meetings with the FDA, the timing of completion of, or expectations regarding the timing or completion of the PIPE or Exchange, or the expected benefits of such transactions, are forward-looking statement. In some cases, you can identify forward-looking statements by terminology such as "plan", "possible", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by AEON and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the FDA’s response to the results of AEON’s primary structure analysis; (ii) the FDA’s response to the results of the select functional analyses completed by Daewoong Pharmaceutical; (iii) the expected Type 2a meeting with the FDA and potential path forward to biosimilarity designation; (iv) AEON’s ability to receive full-label access to the U.S. therapeutic neurotoxin market via biosimilarity to BOTOX on an accelerated timeline or at all; (v) the outcome of any legal proceedings that may be instituted against AEON or others; (vi) AEON’s future capital requirements; (vii) AEON’s ability to raise financing in the future; (viii) AEON’s ability to continue to meet continued stock exchange listing standards; (ix) the possibility that AEON may be adversely affected by other economic, business, regulatory, and/or competitive factors; (x) the outcomes from any meetings or discussions with regulatory authorities; (xi) the timing of, or results from, any testing performed on AEON’s product; (xii) the ability of the Company to obtain stockholder approval for the transactions; (xiii) the ability of the Company to satisfy other customary closing conditions for the transactions; (xiv) the ability of the Company to finalize long-form documentation with Daewoong regarding the Exchange; and (xv) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the Securities and Exchange Commission (the "SEC"), which are available on the SEC’s website at  www.sec.gov.

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. AEON does not undertake any duty to update these forward-looking statements.

No Offer or Solicitation

This press release shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release is not intended to nor does it constitute an offer to sell or purchase, nor a solicitation of an offer to sell, buy or subscribe for any securities, nor is it a solicitation of any vote in any jurisdiction pursuant to the proposed exchange transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of obtaining the stockholder approval needed to consummate the transactions described above (the “Stockholder Approval”). In connection with obtaining the Stockholder Approval, the Company expects to file a proxy statement on Schedule 14A and other relevant materials with the SEC. This communication does not constitute a solicitation of any vote or approval. SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTIONS. Copies of the proxy statement and other relevant materials and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, stockholders may obtain free copies of the proxy statement and other relevant materials through the website maintained by the SEC at http://www.sec.gov. or by directing a request to: AEON Biopharma, Inc., investor.relations@aeonbiopharma.com.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Stockholder Approval. Information about the directors and executive officers of the Company is set forth in the Company's proxy statement on Schedule 14A filed with the SEC on April 29, 2025 and on subsequent Form 4 and Form 5 filings. Other information regarding the persons who may be deemed participants in the proxy solicitations in connection with the transactions, and a description of any interests that they have in the exchanges, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the Stockholder Approval when they become available. Stockholders, potential investors and other interested persons should read the proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

Contacts

Investor Contact:
Laurence Watts
New Street Investor Relations
+1 619 916 7620
laurence@newstreetir.com

Source: AEON Biopharma

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